EXHIBIT 99.1

ZIVO Bioscience Announces Reverse Stock Split

BLOOMFIELD HILLS, Mich., October 26, 2023 --(BUSINESS WIRE)-- Zivo Bioscience, Inc. (NASDAQ: ZIVO), a biotech/agtech R&D company engaged in the development of therapeutic, medicinal and nutritional product candidates derived from proprietary algal cultures, today announced that the Board of Directors of the Company approved a 1-for-6 reverse stock split (the “Reverse Stock Split”) of its shares of common stock, par value $0.001 (the “Common Stock”) effective at 5:00 p.m. ET on October 26, 2023 (the “Effective Time”). The Company’s Common Stock will being trading on a split-adjusted basis on October 27, 2023 and will continue to trade on the Nasdaq Capital Market under the existing symbol “ZIVO.” The new CUSIP number for the Common Stock following the reverse split is US98978N3098.

As a result of the Reverse Stock Split, every 6 shares of authorized Common Stock will be automatically combined into one share of Common Stock. The Reverse Stock Split will reduce the number of authorized shares of Common Stock from 150,000,000 shares to 25,000,000 shares and the ownership percentage of each stockholder will remain unchanged other than as a result of fractional shares. The Company will pay cash for fractional shares, determined by multiplying such fraction by the closing sales price of the Company’s Common Stock as reported on Nasdaq on the last trading day before the Reverse Stock Split becomes effective (on a split-adjusted basis).

As of the Effective Time, proportional adjustments will also be made to the number of shares of Common Stock issuable upon the exercise of the Company’s outstanding warrants and stock options and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plan.

The Reverse Stock Split is part of the Company’s plan to regain compliance with the Nasdaq Stock Market’s continued listing requirements.

About ZIVO Bioscience

ZIVO Bioscience is a research and development company with an intellectual property portfolio comprised of proprietary algal and bacterial strains, biologically active molecules and complexes, production techniques, cultivation techniques and patented or patent pending inventions for applications in human and animal health. Please visit www.zivobioscience.com for more information.

ZIVO Bioscience, Inc.

Keith Marchiando, Chief Financial Officer

(248) 452-9866 x130

kmarchiando@zivobioscience.com

LHA Investor Relations

Tirth T. Patel

(212) 201-6614

tpatel@lhai.com